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                                                                     EXHIBIT 2.1

                               PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is made and entered into as of the 23rd day of June, 1994, by and among ITEL CORPORATION, a Delaware corporation ("Itel"), ITEL RAIL HOLDINGS CORPORATION, a Delaware corporation (the "Seller"), and SCAP ASSOCIATES L.L.C., a Delaware limited liability company (the "Purchaser").

                                    RECITALS

     A. Seller is the holder of (i) 1,000 shares, which constitute all of the issued and outstanding capital stock (separately and in the aggregate, the "Shares") of Signal Capital Holdings Corporation, a Delaware corporation ("Signal Capital Holdings"), and (ii) certain beneficial interests in Railcar Trust No. 1992-1, a Delaware business trust (the "Trust") organized under a Second Amended and Restated Trust Agreement dated as of May 1, 1992 (the "Trust Agreement").

     B. Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, on the terms and conditions set forth in this Agreement, (i) 100 of the Shares and (ii) Trust Interests representing in the aggregate a 30% beneficial interest in the Trust (the "Acquired Trust Interests").

     C. In connection with the purchase and sale of the Shares and the Acquired Trust Interests, Seller will assign to Purchaser certain rights of Seller, and Purchaser will assume certain obligations of Seller, under the Transaction Documents (as defined below).

     D. In connection with the purchase and sale of the Shares and the Acquired Trust Interests, Purchaser will cause Signal Capital Holdings to redeem all of the Shares not conveyed to Purchaser, as provided in this Agreement.

     NOW THEREFORE, in consideration of and in reliance upon the terms, covenants, and conditions contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth below (capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Business Description attached hereto as Schedule 3.3):

          "Acquired Trust Interests" has the meaning set forth in Recital B hereto.

          "Acquisition Loan" shall mean the financings described in Section 6.5.

          "Affected Party" has the meaning set forth in Section 8.1(e).

          "Affiliate" of any person or entity shall mean any other person or entity which, directly or indirectly, controls, is controlled by or is under common control with such person or entity. A person or entity shall be deemed to be "controlled by" any other person or entity if such other person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract or otherwise.

          "Assigned Rights" has the meaning set forth in Section 2.4.

          "Assignment of Acquired Trust Interests" has the meaning set forth in
     Section 2.5.

          "Assignment Agreement" has the meaning set forth in Section 2.4.
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          "Assumed Liabilities" has the meaning set forth in Section 2.2 hereto.

          "Assumption Agreement" has the meaning set forth in Section 2.2.

          "Business Description" has the meaning set forth in Section 3.3.

          "Claim" has the meaning set forth in Section 9.2.

          "Closing" has the meaning set forth in Section 2.3.

          "Closing Date" has the meaning set forth in Section 2.3.

          "Company" shall mean Itel Rail Corporation.

          "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated as of March 25, 1994 by and among the Company, General Electric Railcar Service Corporation and the Purchaser.

          "Eligible Assignee" has the meaning set forth in Section 5.5.

          "Entities" shall mean, collectively, the Partnership (as defined below), the Trust and the Company.

          "FTC" shall mean the United States Federal Trade Commission.

          "GAAP" shall mean generally accepted accounting principles, consistently applied.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "HSR Approval" shall mean the issuance of an FTC written notification or order stating that the HSR Act waiting period has expired with respect to the contemplated transfer of the Shares and the Acquired Trust Interests or authorizing consummation of such transfer, or the expiration of the HSR Act waiting period without FTC or Justice Department challenge of or request for additional information with respect to such transfer.

          "Indebtedness" shall mean all indebtedness for borrowed money or the deferred purchase price of property or services, all obligations (contingent or otherwise) under letters of credit and reimbursement obligations associated therewith, all lease obligations (capital or otherwise), all obligations under puts, calls, swaps, hedges and other similar agreements, all guaranties, purchase commitments and other support arrangements with respect to any of the foregoing obligations of other persons and all other obligations that would be classified as indebtedness on the face of (or in the notes to) a balance sheet prepared in accordance with GAAP.

          "Indemnified Liabilities" shall mean (a) all liabilities of Signal Capital Holdings or the Company accruing or based on events occurring prior to the Closing or on the transfer of the Shares by the Seller at the Closing, (b) all liabilities of Signal Capital Holdings or the Company based upon contracts, agreements or other instruments (other than the Transaction Documents and the Related Documents), executed prior to the conveyance of Shares to Purchaser pursuant to this Agreement, whether accruing or based on events occurring prior to or after the Closing, (c) all liabilities of the Trust accruing or based on events occurring prior to the Closing, (d) all obligations under the Transaction Documents accruing or based on events occurring prior to the Closing Date, and (e) any liability that results in an offset against the Purchase Price or Early Purchase Price payable under the Leases, to the extent that such liability arises or results from any act or failure to act (whether before or after Closing) of Itel, Seller or any of their Affiliates (including, prior to the Closing, the Company and Signal Capital Holdings) that is not an Assumed Liability, in each case excluding (i) the Trust Liabilities and
     (ii) taxes for a period beginning on or after the Closing relating to the 68.5% Trust Interest held by Signal Capital Holdings.

          "Indemnitee" has the meaning set forth in Section 9.2.

          "Indemnitor" has the meaning set forth in Section 9.2.

          "Itel" has the meaning set forth in the Preamble.

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          "Itel Indemnitee" has the meaning set forth in Section 9.2.

          "Justice Department" shall mean the United States Department of
     Justice.

          "Leases" shall mean (i) that certain Master Lease Agreement dated as of June 1, 1992 between the Partnership and GE Capital Railcar Associates, Inc., as lessee, as the same may be amended, supplemented and modified from time to time, and (ii) that certain Capital Lease Agreement dated as of June 1, 1992 between the Partnership and GE Capital Railcar Associates, Inc., as lessee, as the same may be amended, supplemented and modified from time to time.

          "Lender" shall mean the bank or other institutional lender that provides the financing described in Section 5.4.

          "Lien" has the meaning set forth in Section 3.6.

          "Losses" has the meaning set forth in Section 9.2.

          "Note" has the meaning set forth in Section 2.1.

          "Participation Agreement" shall mean that certain Participation Agreement dated as of December 31, 1991 by and among Itel, the Company, the Partnership, Itel Rail Funding Corporation, Rex Railways, Inc., General Electric Railcar Leasing Services Corporation, GE Railcar Associates, Inc. and General Electric Capital Corporation.

          "Partnership" shall mean Railcar Associates L.P., a Delaware limited partnership.

          "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Railcar Associates, L.P. dated as of June 1, 1992.

          "Permitted Assignee" shall mean a corporation, bank, insurance company or other business entity that (a) has perpetual existence, (b) is organized under the laws of the United States of America or any State thereof and (c) is not the subject of any bankruptcy, insolvency, reorganization or other similar proceeding.

          "Pledge Agreement" has the meaning set forth in Section 2.1.

          "Purchaser" has the meaning set forth in the Preamble.

          "Purchaser Guaranty" has the meaning set forth in Section 2.1.

          "Purchaser Indemnitee" has the meaning set forth in Section 9.2.

          "Redemption Note" has the meaning set forth in Section 2.1.

          "Related Documents" shall mean the Assignment Agreement, the Assumption Agreement, the Assignment of Acquired Trust Interests, the Note, the Redemption Note, the Pledge Agreement, the Purchaser Guaranty, the SCH Guaranty, the Security Agreement and all other documents and agreements required to be delivered at or prior to Closing pursuant to this Agreement.

          "Retained Assets" has the meaning set forth in Section 5.8.

          "Retained Trust Interests" has the meaning set forth in Section 5.7.

          "SCH Guaranty" has the meaning set forth in Section 2.1.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Security Agreement" has the meaning set forth in Section 2.1.

          "Seller" has the meaning set forth in the Preamble.

          "Seller Affiliates" shall mean Itel Corporation, Itel Rail Corporation and Rex Railways, Inc.

          "Shares" has the meaning set forth in Recital A hereto.

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          "Signal Capital Holdings" has the meaning set forth in Recital A hereto.

          "SPC Investor" shall mean Railcar Services Corporation.

          "Tax Returns" shall mean all foreign, federal, state and local returns, declarations or other information required by the appropriate tax authorities.

          "Taxes" shall mean any and all taxes (and associated interest and penalties) imposed on any person or entity by any foreign, federal, state or local taxing authority.

          "Transaction Documents" shall mean the documents and agreements listed in Schedule 1.1 hereto.

          "Trust" has the meaning set forth in Recital A hereto.

          "Trust Agreement" has the meaning set forth in Recital A hereto.

          "Trust Interest" or "Trust Interests" shall mean beneficial interests in the Trust.

          "Trust Liabilities" shall mean all liabilities of the Trust for payment of the Trust Notes, and all other liabilities of the Trust payable from deposits into the Payment and Reserve Accounts established pursuant to the Indenture under which the Trust Notes have been issued.

          "Trust Notes" shall mean the Trust Notes issued under the Indenture with Harris Trust and Savings Bank as trustee dated as of June 1, 1992.

                                   ARTICLE II

                     PURCHASE AND SALE; REDEMPTION; CLOSING

     2.1 Sale and Purchase; Redemption. On the Closing Date, Seller shall sell and assign to Purchaser, and Purchaser shall acquire from Seller, (a) 100 Shares, (b) the Acquired Trust Interests and (c) the Assigned Rights. On the Closing Date, in consideration for the sale of the Shares and the Acquired Trust Interests, and the other agreements of Seller contained in this Agreement, Purchaser shall (a) transfer to Seller the sum of $10,600,000 in cash, by wire transfer of immediately available funds to a bank account designated by Seller,
(b) execute and deliver to Seller the Secured Promissory Note of Purchaser in the principal amount of $80,400,000, in the form of Exhibit 2.1(b) hereto (the "Note"), (c) execute and deliver to Seller and the Lender a Pledge and Security Agreement in the form of Exhibit 2.1(c) hereto (the "Pledge Agreement") in favor of the Lender, as agent for Seller and the Lender, creating a first Lien on the Shares acquired by Purchaser as security for the Note, the Purchaser Guaranty (as defined below) and the Acquisition Loan (on a pari passu basis), (d) cause Signal Capital Holdings to execute and deliver to Seller a guaranty of the Note in the form of Exhibit 2.1(d) hereto (the "SCH Guaranty"), (e) cause Signal Capital Holdings to execute and deliver to Seller and the Lender an Assignment and Security Agreement in the form of Exhibit 2.1(e) hereto (the "Security Agreement") in favor of the Lender, as agent for Seller and the Lender, securing the SCH Guaranty, the Redemption Note (as defined below) and the Acquisition Loan (on a pari passu basis) and creating a first Lien on all of the Trust Interests held by Signal Capital Holdings, (f) cause Signal Capital Holdings to redeem from Seller 900 Shares and cause Signal Capital Holdings as consideration for such redemption to transfer to Seller the sum of $24,400,000 in cash, by wire transfer of immediately available funds to a bank account designated by Seller and to execute and deliver to Seller the Secured Promissory Note of Signal Capital Holdings in the principal amount of $89,100,000 in the form of
Exhibit 2.1(f) hereto (the "Redemption Note"), and (g) execute and deliver to Seller a guaranty of the Redemption Note in the form of Exhibit 2.1(g) (the "Purchaser Guaranty").

     2.2 Assumption. At the Closing, pursuant to an Assumption Agreement substantially in the form of Exhibit 2.2 hereto (the "Assumption Agreement"), Purchaser shall assume and agree to perform, except and to the extent of Seller's interest in the Retained Trust Interests, all obligations of Seller, Itel and the Seller Affiliates (and Signal Capital Holdings, as successor to any of the Seller Affiliates) under the Transaction Documents set forth in the Assumption Agreement that (a) accrue or are based on events occurring from and after the Closing (excluding that portion of such liabilities attributable to periods prior to the Closing) or

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(b) are Trust Liabilities (collectively, the "Assumed Liabilities"); provided, that the foregoing shall not obligate Purchaser to assume (i) the obligation to pay the Trust Notes, or (ii) any other obligation with respect to which none of Itel, Seller, any Seller Affiliate or Signal Capital Holdings, as successor to any of the Seller Affiliates has or may have any liability, or (iii) any obligation or liability under the Transaction Documents set forth in the Assumption Agreement to the extent arising or resulting from any act or failure to act (whether before or after Closing) of Itel, Seller or any of their Affiliates (including, prior to the Closing, the Company and Signal Capital Holdings) not related to such Transaction Documents.

     2.3 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Mayer, Brown and Platt, 190 South LaSalle Street, Chicago, Illinois 60603 on June 30, 1994, or as soon as practicable thereafter following the satisfaction or waiver of all conditions precedent set forth in this Agreement. The date on which the Closing occurs is referred to herein as the "Closing Date". If not all such transactions shall occur at the Closing Date, then any transaction which does occur on the Closing Date shall be rescinded without further action.

     2.4 Assigned Rights. At the Closing, pursuant to an Assignment Agreement substantially in the form of Exhibit 2.4 hereto (the "Assignment Agreement"), Seller shall assign to Purchaser certain rights under the Transaction Documents as set forth in the Assignment Agreement (the "Assigned Rights") that accrue or are based on events occurring from and after the Closing (excluding any portion of such rights (1) which is attributable to periods prior to the Closing, or (2) which relates to the Retained Trust Interests, or (3) which relates to Indemnified Liabilities).

     2.5 Deliveries at Closing.

     (a) At the Closing, in addition to any other documents required under this Agreement, the Seller shall deliver or cause to be delivered to Purchaser or Signal Capital Holdings the following:

          (i) certificates evidencing the 100 Shares being acquired by Purchaser and the 900 Shares being redeemed by Signal Capital Holdings, accompanied by duly executed stock powers, executed in blank;

          (ii) an Assignment of Beneficial Interests in Trust, in the form of
     Exhibit 2.5(a), duly executed and delivered by Seller, assigning to Purchaser the Acquired Trust Interests (the "Assignment of Acquired Trust Interests");

          (iii) counterparts of the Assignment Agreement and the Assumption Agreement, duly executed and delivered by Seller;

          (iv) duly executed and delivered resignations of each of the officers and directors of Signal Capital Holdings effective as of the Closing Date;

          (v) evidence, in form reasonably satisfactory to Purchaser, that all consents, notices and other actions described in Schedule 3.13 and Sections
     5.3 and 5.7 have been obtained, given and taken, as applicable;

          (vi) originals (to the extent available, and otherwise copies) of all incorporation documents, by-laws and minutes of Signal Capital Holdings, together with copies of (and, where available, originals of) all Transaction Documents, in each case certified by an appropriate officer as complete and accurate; provided, however, that the Seller shall have the right to retain copies of all such documents;

          (vii) a certificate dated the Closing Date of Seller certifying as to the satisfaction of the condition set forth in Section 6.1;

          (viii) the opinions, dated the Closing Date, of James E. Knox, Esq, General Counsel of Seller and Itel, and of Mayer, Brown & Platt, counsel to Seller and Itel, with respect to the matters described in Schedule 2.5(a)(viii) hereto, in a form reasonably satisfactory to Purchaser;

          (ix) a certificate of the secretaries or assistant secretaries of Seller and Itel, certifying resolutions of the boards of directors of Seller and Itel approving this Agreement and the transactions contemplated

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     hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Seller and Itel);

          (x) counterparts of the Security Agreement duly executed and delivered by Seller;

          (xi) counterparts of the Pledge Agreement duly executed and delivered by Seller; and

          (xii) the written consent of Seller to the appointment of the designees of Purchaser as the directors of Signal Capital Holdings.

     (b) At the Closing, in addition to any other documents required to be delivered under this Agreement, Purchaser shall deliver or cause to be delivered to Seller and Itel (or their designated agents) the following:

          (i) the sum of $35,000,000, by wire transfer of immediately available funds to a bank account designated by Seller, as provided in Section 2.1;

          (ii) the duly executed and delivered Note and Redemption Note, payable to the order of Seller in the aggregate principal amount of $169,500,000;

          (iii) counterparts of the Pledge Agreement duly executed and delivered by Purchaser and the Lender, as agent thereunder, together with evidence that all deliveries required thereunder have been made;

          (iv) counterparts of the Security Agreement duly executed and delivered by Signal Capital Holdings and the Lender, as agent thereunder, together with evidence that all deliveries required thereunder have been made;

          (v) a duly executed and delivered Purchaser Guaranty;

          (vi) a duly executed and delivered SCH Guaranty;

          (vii) a counterpart of the Assumption Agreement, duly executed and delivered by Purchaser;

          (viii) duly executed and delivered releases, in the form of Exhibit 2.5(b)(viii) hereto, in favor of all officers and directors of Signal Capital Holdings;

          (ix) a certificate dated the Closing Date of Purchaser certifying as to the satisfaction of the condition contained in Section 7.1;

          (x) an opinion, dated the Closing Date, of O'Melveny & Myers, counsel to Purchaser, with respect to the matters described in Schedule 2.5(b)(x) hereto, in a form reasonably satisfactory to Itel and Seller;

          (xi) a certificate of the secretary or assistant secretary of the Purchaser, certifying resolutions of the board of directors of Purchaser approving this Agreement and the transactions contemplated hereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser);

          (xii) evidence reasonably satisfactory to Seller and Itel of the taking of the actions described in Section 5.9 hereof; provided, however, Seller may elect to accept incomplete evidence subject to the obligation of Purchaser to complete such evidence to the reasonable satisfaction of Seller as provided in Section 5.10;

          (xiii) copies (certified as true and complete by an authorized officer of Purchaser) of such documents and agreements executed and delivered in connection with the Acquisition Loan as Seller or Itel may request; and

          (xiv) a certificate of the secretary or assistant secretary of Signal Capital Holdings, certifying (a) resolutions of the board of directors of Signal Capital Holdings providing for the redemption of the 900 Shares from Seller and the cancellation of these Shares and approving the other transactions contemplated by this Agreement (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Signal Capital Holdings and (b) that the 900 shares have been cancelled.

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                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF ITEL AND SELLER

     To induce Purchaser to enter into this Agreement, to purchase the Shares and the Acquired Trust Interests from Seller and to perform the other obligations of Purchaser under this Agreement, Itel and the Seller hereby jointly and severally represent and warrant to and for the benefit of Purchaser and its agents, successors, assigns, transferees, officers, directors and employees and each person, if any, who "controls" any of them within the meaning of the Securities Act of 1933 as follows (provided, that the rights of any person under this Article III are subject to Section 9.6 with respect to Purchaser's assignees and transferees and shall be asserted only as provided in
Section 9.2):

     3.1 Authorization, Execution and Delivery. Each of Itel and the Seller is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and the Related Documents to which they respectively are parties, and the transactions contemplated hereby and thereby, and the execution, delivery and performance hereof and thereof by Itel and Seller (including the sale of the Shares and the Acquired Trust Interests by Seller), have been duly and validly authorized by the Boards of Directors of Itel and Seller and by all other necessary corporate action on the part of Itel and Seller. This Agreement and the Related Documents to which they respectively are parties constitute the legal, valid and binding agreements of each of Itel and Seller, enforceable against Itel and Seller in accordance with their respective terms.

     3.2 Governmental Consents. Based on the representations and warranties of Purchaser set forth in Sections 4.6, 4.7 and 4.8, no consent, approval, authorization or qualification of, registration or filing with, or notice to, any governmental or regulatory authority, agency, department, commission, board, bureau, body or instrumentality is required for the execution, delivery or performance (including the sale of the Shares and the Acquired Trust Interests by Seller as contemplated herein) of, or compliance by Itel or Seller with, this Agreement or the Related Documents to which they respectively are parties, or the consummation by Itel or Seller of any other transaction contemplated under this Agreement or any of the Related Documents.

     3.3 Business Description. The Business Description attached to this Agreement as Schedule 3.3, as it may from time to time be amended or supplemented by Itel or Seller (as so amended or supplemented, the "Business Description") does not as of the date hereof, and will not at the Closing Date, or, in the case of information specified to be as of a particular date, as of such date, contain any untrue statement of a material fact and as of the date hereof does not and will not on the Closing Date, omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     3.4 Transaction Documents. All copies of the Transaction Documents delivered by Seller to Purchaser are true and correct copies. All such Transaction Documents are valid, binding and, as amended or modified to date, are in full force and effect. There are no (a) effective amendments or modifications to any of the Transaction Documents or (b) other effective agreements between Seller and/or any affiliate of Seller and any other person or, to the knowledge of Seller, between the other parties to the Transaction Documents, relating to the transactions contemplated therein that, in the case of either (a) or (b) above, would have a material adverse effect on the rights or obligations of the Purchaser with respect to the transactions contemplated by this Agreement or the Transaction Documents. There has been no default of Seller or, to the knowledge of Seller, any other party to the Transaction Documents of their respective obligations under the Transaction Documents that would have a material adverse effect on the rights or obligations of the Purchaser with respect to the transactions contemplated by this Agreement. As of the Closing, the Trust will not be a party to, nor will any of its property be bound by, any indenture, mortgage, deed of trust, loan agreement or other contract, agreement or instrument other than the Transaction Documents.

     3.5 Trust Balance Sheet; Material Adverse Change. The balance sheet of the Trust dated as of March 31, 1994 (together with any notes thereto), true and complete copies of which have been delivered to Purchaser, has been prepared in accordance with GAAP and reflects all adjustments (consisting of normal

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recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated balance sheet of the Trust. Since the date of such balance sheet, there has not been any increase in the debt of the Trust or any material adverse change in the Trust's deficit or results of operations of the Trust; or any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; or any development involving a prospective material adverse change, in or having a material adverse affect on the general affairs, management, financial position or results of operations of the Trust or the Partnership, otherwise than as set forth or contemplated in the Business Description; provided, however, that Seller makes no representation or warranty as to any such development that is the result of market or general industry conditions or trends.

     3.6 Title. (a) Seller has good and valid title to the Shares and the Acquired Trust Interests, and Signal Capital Holdings has good and valid title to all of the Trust Interests held by it, in each case free and clear of all liens, encumbrances and defects.

     (b) Each of Signal Capital Holdings and the Trust and the entities consolidated therewith for financial reporting purposes (including the Partnership) has good and valid title to all personal property, owned by it as reflected on the balance sheets provided by Seller pursuant to Sections 3.20 and 3.5, respectively, in each case free and clear of all liens, encumbrances and defects (collectively, "Liens") except (i) Liens described in the Business Description and (ii) any "Permitted Itel Encumbrances", as defined in the Participation Agreement.

     3.7 Signal Capital Holdings and the Company. Each of Signal Capital Holdings and the Company is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each subsidiary of the Company is validly existing in good standing under the laws of its jurisdiction of organization.

     3.8 The Trust. The Trust has been duly organized and is validly existing as a statutory business trust under the laws of the State of Delaware, with all requisite power and authority to own its properties and conduct its business and to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby; and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business, so as to require such qualification, or is subject to no material liability or disability by reason of a failure to be so qualified in any such jurisdiction.

     3.9 The Partnership. The Partnership is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware, with power and authority to own its properties and assets and to conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, or is subject to no material liability or disability by reason of a failure to be so qualified in any such jurisdiction.

     3.10 The Shares. Signal Capital Holdings has an authorized capitalization as set forth in the balance sheet provided by Seller pursuant to Section 3.20 and all of the issued shares of capital stock of Signal Capital Holdings have been duly and validly authorized and issued, are fully paid and non-assessable. There are no preemptive rights to purchase in respect of the Shares, the Acquired Trust Interests or any other equity securities of Signal Capital Holdings, the Trust or the Partnership. All of the issued and outstanding common stock of Signal Capital Holdings is (or at the Closing will be) owned by Seller. All of the issued and outstanding common stock of the Company is owned by Signal Capital Holdings.

     3.11 The Trust Interests. Capital contributions have been made to the Trust as set forth in the Business Description, and all the beneficial interests in the Trust have been duly and validly authorized and issued, are fully paid and (except as set forth in the Transaction Documents) non-assessable and conform to the

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description contained in the Business Description. All of the issued and outstanding beneficial interests in the Trust are owned as set forth in the Business Description.

     3.12 Interests in Partnership. Capital contributions have been made to the Partnership as set forth in the Business Description, and all the issued limited partnership interests of the Partnership have been duly and validly authorized and issued, are fully paid and (except as set forth in the Transaction Documents) non-assessable and conform to the description contained in the Business Description. All of the limited partnership interests in the Partnership are owned as set forth in the Business Description.

     3.13 No Violations. Subject to the receipt of the consents, the giving of the notices and the taking of the other actions described in Schedule 3.13, none of the execution, delivery or performance (including the sale of the Shares and the Acquired Trust Interests by Seller) of this Agreement or the Related Documents, or the consummation of the transactions herein or therein contemplated, will conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Itel, Seller, Signal Capital Holdings or any Entity is a party or by which Itel, Seller, Signal Capital Holdings or any Entity is bound or to which any of the property or assets of Itel, Seller, Signal Capital Holdings or any of the Entities is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or by-laws or other governing document of Itel, Seller, Signal Capital Holdings or any Entity or (based on the representations and warranties of Purchaser set forth in Sections 4.6, 4.7 and 4.8) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Itel, Seller, Signal Capital Holdings or any Entity or any of their properties. All representations and warranties set forth in this Section 3.13 as to Signal Capital Holdings are limited to actions by, through or under persons or entities other than Purchaser or its Affiliates for the time period ending immediately prior to the Closing, except that Itel and the Seller further represent and warrant that the redemption of the Shares and the other actions contemplated by this Agreement will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Signal Capital Holdings is a party prior to the conveyance of Shares to Purchaser or by which Signal Capital Holdings is bound or to which any of the property or assets of Signal Capital Holdings is subject prior to the conveyance of Shares to Purchaser, or (ii) result in any violation of the provisions of the Certificate of Incorporation or by-laws or other governing document of Signal Capital Holdings or of any order of any court or governmental agency or body having jurisdiction over Signal Capital Holdings or any of its properties, in each case as in effect prior to the conveyance of Shares to Purchaser.

     3.14 Litigation. (a) There are no legal or governmental proceedings pending to which Signal Capital Holdings, the Trust or the Partnership is a party or of which any property of Signal Capital Holdings, the Company, the Trust or the Partnership is the subject which are not Indemnified Liabilities and which, if determined adversely to any of them, would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the consolidated financial position, owners' equity or results of operations of any of them; and, to the best of the knowledge of Itel and Seller, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

     (b) There is no action, suit or proceeding against, or investigation of, Itel, Seller, Signal Capital Holdings or any of the Entities pending or, to the best knowledge of Itel and the Seller, threatened, before any court, administrative agency or other tribunal which (i) asserts the invalidity of this Agreement or the Shares or the Acquired Trust Interests, (ii) seeks to prevent the sale of the Shares or the Acquired Trust Interests or the consummation of any of the transactions contemplated by this Agreement or the Related Documents, or (iii) could, either individually or in the aggregate, materially and adversely affect the performance by Itel or Seller of its obligations under, or the validity or enforceability of this Agreement or the Shares, the Acquired Trust Interests or the Related Documents.

     (c) There is no action, suit or proceeding against, or investigation of, the Trust, the Partnership, the lessee under the Leases or any Affiliate of such lessee pending or, to the best knowledge of Itel and the Seller, threatened, before any court, administrative agency or other tribunal which could give rise to an offset against any rent, option purchase price or other amount payable under the Leases.

     3.15 Investment Company Act. None of Itel, Seller, Signal Capital Holdings or any of the Entities currently is, or currently is required to be, and the consummation of the transactions contemplated by this Agreement will not require Itel or Seller to be, registered as an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act").

     3.16 Tax Returns and Payments. (a) Except as disclosed on Schedule 3.16 annexed hereto, all Tax Returns required by law to have been filed by, or with respect to the activities of, Signal Capital Holdings, the Company and the Trust with any taxing authority having jurisdiction, have been properly and timely filed and all such Tax Returns are correct, accurate and complete in all material respects. True and complete copies of all Tax Returns actually filed by Signal Capital Holdings, the Company and the Trust for all taxable periods beginning on or after January 1, 1992 and due to be filed (including extensions) on or before the date hereof have been made available to Purchaser. In the case of Signal Capital Holdings' and the Company's federal income tax returns, pro forma separate company Forms 1120 with information as included in Itel's Consolidated returns have been made available in lieu of actually filed returns. Except as set forth on Schedule 3.16, all Taxes shown to be due on such Tax Returns have been paid or have been adequately provided for in the Financial Statements previously provided to Purchaser. Except as set forth on Schedule 3.16, the Taxes shown on such Tax Returns currently reflect the Taxes due in respect of the periods covered by such Tax Returns in all material respects.

     (b) Assessments, Audits and Extensions. Schedule 3.16 sets forth (i) the taxable periods for which federal, state, local or foreign income Tax Returns filed by Signal Capital Holdings, the Company and the Trust have been or are being audited by any taxing authority having jurisdiction, (ii) the states, localities or countries of such audits, (iii) the status of such audits, and
(iv) the results of such audits. True and complete copies of any examination or audit reports have been made available to Purchaser. Except as provided on
Schedule 3.16, all deficiencies proposed as a result of any audits have been paid or finally settled or adequately provided for and no deficiencies have been proposed in the course of pending audits. Except as disclosed on Schedule 3.16, no waivers or extensions of applicable statutes of limitation with respect to Taxes have been requested, or granted by or with respect to Signal Capital Holdings, the Company or the Trust. Except as set forth in Schedule 3.16, no state of facts exist or has existed that would constitute grounds for the assessment of any further liability for Taxes against or result in the requirement of the payment of additional Taxes with respect to periods for which an audit is in process or any unaudited period.

     (c) Nothing in this Section or in any other section of this Agreement shall be construed as a representation or warranty as to the Tax Returns required to be filed or the Taxes required to be paid for any period beginning on or after the Closing.

     3.17 No Brokers. Neither Seller nor Itel has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or other commission from Purchaser upon consummation of the transactions contemplated hereby.

     3.18 Other Offers. None of Itel, Seller or any of the Entities, nor any affiliate of any of them, nor any person authorized or employed by any of the foregoing has, directly or indirectly, sold or offered for sale or disposed of, or attempted or offered to sell or dispose of, any Shares or Trust Interests or any securities that are substantially similar to the Shares or the Trust Interests, or solicited offers to buy any Shares or Trust Interests or similar security from, or otherwise approached or negotiated with respect thereto with, any person or persons other than the Purchaser. Based on the representations and warranties of Purchaser set forth in Sections 4.6, 4.7 and 4.8, the offering and sale of the Shares and the Acquired Trust Interests to the Purchaser is exempt from the registration requirements of the Securities Act.

     3.19 Trustee Consents. The consents given or proposed to be given as of the date of this Agreement by the Trust to the sale or agreement to sell railcars owned by the Partnership are described in Schedule 3.19 and true and correct copies of such consents have been furnished to Purchaser.

     3.20 Signal Capital Holdings Pro Forma Balance Sheet; Material Adverse Change. The pro forma balance sheet of Signal Capital Holdings dated as of March 31, 1994 (together with any notes thereto), adjusted to show the effects of the Seller's Reorganization as defined in
Section 5.7 as if such Seller's Reorganization had taken place on such date, true and complete copies of which have been delivered to Purchaser, has been prepared in accordance with GAAP and reflects all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated balance sheet of Signal Capital Holdings adjusted as indicated above. Since the date of such balance sheet, there has not been any increase in the debt of Signal Capital Holdings or any material adverse change in the matters shown on the pro forma balance sheet or as to these matters any development involving a prospective material adverse change in, or having a material adverse affect on the general affairs, management, financial position, owners' equity or results of operations of Signal Capital Holdings, otherwise than as set forth or contemplated in this Agreement or in the Business Description; provided, however, that Seller makes no representation and warranty as to any such development that is the result of market or general industry conditions or trends.

     3.21 Assignability of Assigned Rights. Itel and the Seller intend and believe that all of the Assigned Rights are assignable to Purchaser and will be validly assigned at the Closing. To the extent that any of the Assigned Rights are not validly assigned to Purchaser at the Closing, Itel and the Seller shall take such action after the Closing as may be required to make the benefits of such Assigned Rights available to Purchaser, and shall indemnify Purchaser against any and all Losses arising or resulting from the failure of Itel and Seller to validly assign such Assigned Rights to Seller or otherwise make the benefits of such Assigned Rights available to Purchaser.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

     To induce Itel and Seller to enter into this Agreement, to sell the Shares and the Acquired Trust Interests to Purchaser and to perform the other obligations of Itel and Seller under this Agreement, Purchaser hereby represents and warrants to and for the benefit of Itel and Seller and their respective agents, successors, assigns, transferees, officers, directors and employees and each person, if any, who "controls" any of them within the meaning of the Securities Act of 1933 as follows (provided, that the rights of any person under this Article IV are subject to Section 9.6 and shall be asserted only as provided in Section 9.2):

     4.1 Authorization, Execution and Delivery. Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and the Related Documents to which it is a party, and the transactions contemplated hereby and thereby, and the execution, delivery and performance hereof and thereof by Purchaser and Signal Capital Holdings (with respect to the SCH Guaranty, the Security Agreement, the Redemption Note and the other Related Documents to be executed by Signal Capital Holdings), including the purchase of the Shares and the Acquired Trust Interests by Purchaser and the redemption and cancellation of the 900 Shares by Signal Capital Holdings, have been duly and validly authorized by the Board of Directors of Purchaser and Signal Capital Holdings and by all other necessary corporate action on the part of Purchaser and Signal Capital Holdings. This Agreement and the Related Documents constitute the legal, valid and binding agreements of Purchaser and Signal Capital Holdings, enforceable against Purchaser and Signal Capital Holdings in accordance with their respective terms.

     4.2 Governmental Consents. Based on the representations and warranties of Itel and Seller set forth in Section 3.18, no consent, approval, authorization or qualification of, registration or filing with, or notice to, any governmental or regulatory authority, agency, department, commission, board, bureau, body or instrumentality is required for the execution, delivery or performance (including the purchase of the Shares and the Acquired Trust Interests by Purchaser and the redemption and cancellation of the 900 Shares by Signal Capital Holdings as contemplated herein) of, or compliance by Purchaser with, this Agreement or the Related Documents to which it is a party, or the consummation by Purchaser of any other transaction contemplated under this Agreement or any of the Related Documents. Purchaser's assets and revenues, and the ownership of the shares and other interests (if any) in Purchaser, are such that no HSR Approval is required with respect to this Agreement or the consummation of the transactions contemplated hereby.

     4.3 Title; Liens, Etc. At the completion of the Closing, and for so long thereafter as any portion of the Indebtedness evidenced by the Note remains unpaid:

          (a) the 100 Shares will be owned by Purchaser free and clear of any Lien (other than the Pledge Agreement) arising by, through or under Purchaser or otherwise arising after the conveyance of the Shares to Purchaser;

          (b) all of the Acquired Trust Interests will be owned by the Purchaser free and clear of any Lien (other than a Lien created by Purchaser in favor of the Lender securing the Acquisition Loan) arising by, through or under Purchaser or otherwise arising after the conveyance of the Acquired Trust Interests to Purchaser;

          (c) all of the Trust Interests owned by Signal Capital Holdings at the time of the conveyance of the Shares to Purchaser will be owned by Signal Capital Holdings free and clear of any Lien arising by, through or under Purchaser or otherwise arising after the conveyance of the Shares to Purchaser (other than the Lien of the Security Agreement created by Signal Capital Holdings);

          (d) (i) Purchaser will have no Indebtedness other than the Note, the Purchaser Guaranty and the Acquisition Loan and (ii) Signal Capital Holdings will have no Indebtedness arising by, through or under Purchaser or otherwise arising after the conveyance of the Shares to Purchaser other than the Acquisition Loan, the Redemption Note and the SCH Guaranty.

     4.4 No Violations. None of the execution, delivery or performance (including the purchase of the Shares and the Acquired Trust Interests by Purchaser and the redemption of the Shares and the issuance of the Redemption Note and the SCH Guaranty) of this Agreement or the Related Documents, or the consummation of the transactions herein or therein contemplated, will conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Purchaser or Signal Capital Holdings is a party or by which Purchaser or Signal Capital Holdings is bound or to which any of the property or assets of Purchaser or Signal Capital Holdings is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or by-laws or other governing document of Purchaser or Signal Capital Holdings or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Purchaser or Signal Capital Holdings or any of their properties. The representations and warranties set forth in this Section 4.4 as to Signal Capital Holdings are based on the representations and warranties of the Seller set forth in Sections 3.7, 3.13, and 3.20.

     4.5 Litigation. (a) There are no legal or governmental proceedings pending to which Purchaser is a party or of which any property of Purchaser is the subject which, if determined adversely to Purchaser, would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the consolidated financial position, stockholders' equity or results of operations of Purchaser; and, to the best of Purchaser's knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

     (b) There is no action, suit or proceeding against, or investigation of, Purchaser pending or, to the best knowledge of Purchaser, threatened, before any court, administrative agency or other tribunal which (i) asserts the invalidity of this Agreement or any of the Related Documents, (ii) seeks to prevent the purchase of the Shares or the Acquired Trust Interests or the consummation of any of the transactions contemplated by this Agreement or the Related Documents,
(iii) could, either individually or in the aggregate, materially and adversely affect the performance by Purchaser of its obligations under, or the validity or enforceability of this Agreement or the Related Documents.

     4.6 Investigation. (a) Purchaser has made its own independent decision to enter this Agreement and the Related Documents to which it is a party following its own independent examination and investigation and without any reliance on Seller or Itel, except for those representations and warranties of Seller and Itel contained in ARTICLE III of this Agreement. Purchaser acknowledge that it is familiar with the assets, business, prospects and financial condition of Signal Capital Holdings, the Trust and the Partnership, has had the opportunity to ask questions regarding the assets, business, prospects and financial condition of Signal Capital Holdings, the Trust and the Partnership, and has been furnished with such information regarding the foregoing as it has requested.

     (b) PURCHASER ACKNOWLEDGES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER AND ITEL CONTAINED IN ARTICLE III OF THIS AGREEMENT, SELLER AND ITEL HAVE MADE NO REPRESENTATION OR WARRANTY REGARDING THE ASSETS, BUSINESS, PROSPECTS OR FINANCIAL CONDITION OF SIGNAL CAPITAL HOLDINGS, THE TRUST OR THE PARTNERSHIP, AND THAT SELLER IS TRANSFERRING THE SHARES AND THE ACQUIRED TRUST INTERESTS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND WITHOUT ANY IMPLIED WARRANTIES WHATSOEVER.

     (c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT SELLER AND ITEL HAVE MADE NO REPRESENTATION OR WARRANTY REGARDING ANY MATTER RELEVANT TO THE RECEIPT OR NON-RECEIPT BY THE PARTNERSHIP OF ANY "ADDITIONAL RENT" UNDER EITHER OF THE LEASES, AND PURCHASER HEREBY WAIVES AND RELEASES ALL CLAIMS, RIGHTS, ACTIONS AND CAUSES OF ACTION, OF ANY KIND OR NATURE, KNOWN OR UNKNOWN, NOW EXISTING OR HEREAFTER ARISING, THAT COULD AT ANY TIME BE BROUGHT AGAINST SELLER OR ITEL RELATING TO THE RECEIPT OR NON-RECEIPT BY THE PARTNERSHIP OF ANY "ADDITIONAL RENT" UNDER EITHER OF THE LEASES.

     4.7 Purchase for Investment; Securities Act. Purchaser is acquiring the Shares and the Acquired Trust Interests for investment for its own account and not with a view to the distribution thereof. Purchaser acknowledges that the Shares and the Acquired Trust Interests are not subject to an effective registration statement under the Securities Act, and that, accordingly, neither the Shares nor the Acquired Trust Interests, nor any interest in this Agreement, may be transferred, unless in a transaction exempt from the requirements of the Securities Act and otherwise permitted by applicable law.

     4.8 Experience; Financial Capability. Purchaser has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and the risks of the investment contemplated to be made pursuant to this Agreement, and has the financial capability to bear the risks of such investment.

     4.9 No Brokers. Purchaser has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or other commission from Seller upon consummation of the transactions contemplated hereby.

     4.10 No Default. On the Closing Date, after giving effect to the transaction contemplated by this Agreement, no event or condition will have occurred and be continuing which constitutes, or which with the passing of time or the giving of notice, or both, would constitute, an Event of Default under any of the Related Documents.

     4.11 Balance Sheet; Material Adverse Change. The balance sheet of Purchaser dated as of June 23, 1994 (together with the notes thereto), true and complete copies of which have been delivered to Itel and Seller, has been prepared in accordance with GAAP and fairly presents the financial condition of Purchaser as of such date. Since the date of such balance sheet, there has not been any change in the equity capital or long term debt of Purchaser or any material adverse change, or any development involving a prospective material adverse change, in or having a material adverse affect on the general affairs, management, financial position, owners' equity or results of operations of the Purchaser.

                                   ARTICLE V

                               CERTAIN COVENANTS

     5.1 Efforts to Close. Subject to the terms and conditions hereof, Purchaser and Seller each agree to use their commercially reasonable efforts to take all action required of them to fulfill their respective obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

     5.2 Certain Actions by Signal Capital Holdings and the Entities. Seller agrees that until the Closing or the termination of this Agreement in accordance with Section 8.1 hereof, except as contemplated by this Agreement (including, without limitation, Section 5.7), Seller will not, without the consent of
Purchaser:

          (a) cause Signal Capital Holdings or any of the Entities to take any action, or enter into or authorize any contract or transaction, other than in the ordinary course of business and consistent with past practice;

          (b) cause Signal Capital Holdings or any of the Entities to enter into any new transactions or arrangements with Seller or any Affiliate of Seller;

          (c) modify the governing documents of Signal Capital Holdings or any of the Entities;

          (d) cause any of the Entities or Signal Capital Holdings to incur, assume or guaranty any Indebtedness;

          (e) cause Signal Capital Holdings or any of the Entities to issue any capital stock or purchase or redeem any capital stock; or

          (f) cause any interest in the Trust or the Partnership, or any of the assets of either of them, to be transferred to any person or entity other than Signal Capital Holdings or a directly or indirectly wholly-owned subsidiary of Signal Capital Holdings.

     5.3 Required Consents. Itel and Seller shall use their commercially reasonable efforts to obtain the consents described in Schedule 3.13, and the opinion of counsel required pursuant to Section 6.1 of the Trust Agreement in connection with Seller's Reorganization described in Section 5.7 and the sale of the Acquired Trust Interests to Purchaser. In order to facilitate the Purchaser's efforts to obtain the Acquisition Loan, such consents under the Trust Agreement shall extend to all future transfers of the Trust Interests as well as to the transactions contemplated by this Agreement.

     5.4 Financing. Purchaser shall use its commercially reasonable efforts to
(a) obtain as promptly as practicable commitments from responsible lenders for the Acquisition Loan, and (b) satisfy all conditions precedent to the availability of funds under such commitments.

     5.5 Certain Actions by Itel. If, prior to the third anniversary of the Closing Date, Itel proposes to enter into any transaction after which the consolidated net worth of Itel would be less than $200,000,000, then, prior to entering any agreement to enter into such a transaction, Itel shall notify Purchaser in writing thereof (if not previously so notified) and, if requested by Purchaser, shall arrange alternative means of providing for the obligations of Itel set forth in this Agreement (which may include, by way of example, arrangements such as the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow), in each case with a party, in an amount and upon terms and conditions reasonably satisfactory to Purchaser; provided, that any assumption of the obligations of Itel under this Agreement by any entity having a consolidated net worth of $200,000,000 or more (an "Eligible Assignee") shall be deemed to satisfy the requirements of this
Section 5.5.

     5.6 Inspection. Each of Itel, Seller and Purchaser agrees to provide the other upon reasonable notice at reasonable times on or after the Closing Date with access to its records (to the extent it shall have retained any records in accordance with its customary procedures) reasonably related to the status and history of the transactions contemplated by this Agreement and subject to proper safeguards to preserve and protect the confidentiality and/or proprietary nature of any such materials.

     5.7 Seller's Reorganization. The parties acknowledge and Seller agrees, prior to the Closing, that Seller shall cause such actions to be taken so that at the Closing Signal Capital Holdings shall have no assets other than (i) a 68.5% Trust Interest, (ii) $75,000 in cash or cash equivalents and (iii) goodwill and any other asset which cannot be transferred or removed. The actions contemplated by this Section 5.7 may include, without limitation, (x) the transfer of assets, including, without limitation, a 1/2% Trust Interest (the "Retained Trust Interests") or stock of subsidiaries, by dividend, liquidation or otherwise, from direct or indirect subsidiaries of Signal Capital Holdings to other such subsidiaries, Seller or Affiliates of Seller and (y) the merger of direct or indirect subsidiaries of Signal Capital Holdings into other such subsidiaries and the merger of various subsidiaries of the Company into the Company and the merger of the Company into Signal Capital Holdings.

     5.8 Assistance by Purchaser. From and after the Closing, the Purchaser agrees to take such action (at the sole cost and expense of Itel and Seller) as Itel or Seller may request to assist Itel or Seller in collecting, enforcing or otherwise realizing upon any assets, claims or rights of Signal Capital Holdings or its subsidiaries, other than the 68.5% Trust Interest and the $75,000 in cash described in clause (ii) of Section 5.7 (the "Retained Assets"), including, without limitation, rights under the Transaction Documents other than the 68.5% Trust Interest, arising, accruing or relating to events, conditions or periods prior to the Closing. Purchaser shall promptly deliver to Seller and Itel the original of any mail or communication, and shall promptly deliver to Seller any moneys, checks or other instruments of payment, received by Buyer relating to any of the Retained Assets.

     5.9 Actions by Purchaser at the Closing. At the Closing, immediately following the conveyance to Purchaser and redemption by Signal Capital Holdings of the Shares and the conveyance to Purchaser of the Acquired Trust Interests, Purchaser shall take such actions (including, without limitation, the contribution of cash and/or property to Signal Capital Holdings) as may be required so that Signal Capital Holdings has the ability to pay any Taxes for any period beginning on or after the Closing relating to the 68.5% Trust Interest held by Signal Capital Holdings assuming the exercise of the Purchase Options under the Leases without consideration of any financings (including those contemplated by this Agreement) or Tax deductions arising therefrom.

     5.10 Actions by Purchaser after the Closing. If Seller should elect pursuant to Section 2.5(b)(xii) to accept less than complete evidence of the taking of the actions described in Section 5.9, Purchaser shall complete such evidence to the reasonable satisfaction of Seller within 6 months of the Closing.

     5.11 Utilization of SPC Investor. As long as the stock of the SPC Investor owned by the stockholders of the SPC Investor is subject to forfeiture for the failure to provide services relating to the Trust, Purchaser shall and shall cause Signal Capital Holdings to furnish to the SPC Investor all information from the Trust not directly furnished to the SPC Investor and, to the extent that time permits and the holder of the Trust Interests can take any action in relation to the business of the Trust, seek the advice of the SPC Investor on such action. Purchaser shall and shall cause Signal Capital Holdings to cause any subsequent holder of Trust Interests to enter into an agreement to the effect of this Section 5.11.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived at the option of Purchaser:

     6.1 Representations and Warranties Correct. The representations and warranties of Seller contained herein or in any Related Document shall have been accurate, true and correct in all material respects on and as of the date of this Agreement, and (except as contemplated by this Agreement) shall also be accurate, true and correct in all material respects on and as of the Closing Date.

     6.2 Performance of Agreements. Seller shall have performed all material obligations of Seller under this Agreement, including without limitation the consents to be obtained pursuant to Section 5.3, and the Related Documents to be performed by Seller on or before the Closing Date.

     6.3 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary injunction, temporary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided.

     6.4 Closing Deliveries. Purchaser shall have received all of the agreements, documents and items specified in Section 2.5(a), executed by Seller and the other parties thereto.

     6.5 Financing. Purchaser and Signal Capital Holdings shall have each obtained a loan from a bank or other institutional lender, on terms and conditions consistent with this Agreement and otherwise on current market terms and conditions, in the principal amount, respectively, of $11,000,000 and $25,300,000, the net proceeds of which loans are available to make the cash payments at Closing required by Section 2.1 hereof.

     6.6 Required Consents, Etc. Purchaser shall have received reasonably satisfactory evidence that the consents, notices and other actions described in
Schedule 3.13 have been obtained, given or taken, as applicable.

     6.7 No Material Adverse Change. Since the date of this Agreement there shall not have been any material adverse change in the assets, business or financial condition of Signal Capital Holdings, the Trust or the Partnership, except as contemplated by this Agreement (including, without limitation, Section 5.7).

                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions precedent on or before the Closing Date, any one or more of which may be waived at the option of Seller:

     7.1 Representations and Warranties Correct. The representations and warranties of Purchaser contained herein or in any Related Document shall have been accurate, true and correct in all material respects on and as of the date of this Agreement, and (except as contemplated by this Agreement) shall also be accurate, true and correct in all material respects on and as of the Closing Date.

     7.2 Performance of Agreements. Seller shall have performed all material obligations of Seller under this Agreement and the Related Documents to be performed by Seller on or before the Closing Date.

     7.3 No Injunction. On the Closing Date there shall be no effective injunction, writ, preliminary injunction, temporary restraining order or other order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided.

     7.4 Closing Deliveries. Seller shall have received all of the agreements, documents and items specified in Section 2.5(b).

     7.5 No Default. No event or condition shall have occurred and be continuing which constitutes, or which with the passing of time or the giving of notice, or both, would constitute, an Event of Default under any of the Related Documents.

     7.6 Required Consents; Etc. Seller and Itel shall have received reasonably satisfactory evidence that the consents, notices and other actions described in
Schedule 3.13 have been obtained, given or taken, as applicable.

     7.7 No Material Adverse Change. Since the date of this Agreement there shall not have been any material adverse change in the assets, business or financial condition of Purchaser, except as contemplated by this Agreement (including, without limitation, Section 6.5).

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

          (a) by the mutual consent of Seller and Purchaser;

          (b) by Seller or by Purchaser, if the Closing shall not have taken place on or before July 21, 1994;

          (c) by Purchaser, if there shall have been a material breach of any covenant or representation or other agreement of Seller hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by Seller of a notice in writing from Purchaser specifying the breach and requesting such be remedied;

          (d) by Seller, if there shall have been a material breach of any covenant or representation or other agreement of Purchaser hereunder, and such breach shall not have been remedied within ten (10) business days after receipt by Purchaser of notice in writing from Seller specifying the breach and requesting such be remedied; or

          (e) by either Purchaser or Seller (the "Affected Party"), if the Affected Party concludes, based on the advice of its counsel, that events since November 16, 1993 have materially adversely changed the financial consequences to such Affected Party of closing under this Agreement.

     8.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 8.1, all obligations and agreements of the parties hereunder shall terminate, except that (a) no such termination shall relieve any party from liability for any prior willful breach of this Agreement and (b) in the case of any termination pursuant to Section 8.1(e), if the events giving rise to any termination of this Agreement by an Affected Party were not due to the acts or omissions of the other party or such other party's stockholders, employees, agents or contractors, then the Affected party shall reimburse the other party for such other party's expenses incurred in connection with this Agreement, up to a maximum of $500,000.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Survival. The representations and warranties of Seller, Itel and Purchaser contained in this Agreement, the indemnity of Seller and Itel set forth in Sections 9.2(a)(i) and (ii) and the indemnity of Purchaser contained in
Section 9.2(b)(ii) shall survive the Closing for all claims for which a Notice of Claim is submitted prior to the third anniversary of the Closing Date; provided, that the representations and warranties contained in Section 3.6 and the indemnity of Seller and Itel set forth in Sections 9.2(a)(i) and (ii) as it relates to such representations and warranties shall survive, without limit as to time, the Closing and the representations and warranties contained in Section
4.3 and the indemnification of Purchaser set forth in Section 9.2(b)(ii) as it relates to such representations and warranties shall survive the Closing, without limitation as to time, for all claims for which a Notice of Claim is submitted prior to the date on which all amounts due under the Note are paid in full. Notwithstanding the foregoing, the indemnities of Seller and Itel set forth in Section 9.2(a)(iii) and the indemnities of Purchaser set forth in
Section 9.2(b)(i) shall survive, without limit as to time, the Closing Date and termination of this Agreement.

     9.2 Indemnification; Limitations of Liability. (a) If the Closing occurs, Itel and the Seller will jointly and severally indemnify and hold harmless the Purchaser, Signal Capital Holdings and their respective agents, successors, assigns, transferees, officers, directors and employees, and each person, if any, who "controls" any of them within the meaning of the Securities Act (each a "Purchaser Indemnitee"), from and against any and all losses, claims, damages or liabilities ("Losses") incurred or suffered by any Purchaser Indemnitee, to the extent arising out of or based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Business Description or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Itel or the Seller pursuant to this Agreement or any Related Document, or (iii) any Liability; and will reimburse each Purchaser Indemnitee for any legal or other expenses reasonably incurred by it in connection with investigating or defending such action or claim as such expenses are incurred. Subject to Section 4.6(c) and, with respect to Purchaser's assignees and transferees, Section 9.6, each Purchaser Indemnitee shall be entitled to rely on the information provided in the Business Description and the representations and warranties provided by Itel and Seller herein, without conducting any independent investigation of the matters covered thereby, and any independent investigation conducted by a Purchaser Indemnitee shall not affect or mitigate Itel's or Seller's indemnification obligation hereunder.

     (b) If the Closing occurs, the Purchaser will indemnify and hold harmless Itel, the Seller, and their respective agents, successors, assigns, officers, directors and employees, and each person, if any, who "controls" any of them within the meaning of the Securities Act (each an "Itel Indemnitee"), from and against any and all Losses incurred or suffered by any Itel Indemnitee, to the extent arising out of or based upon (i) any Assumed Liability; or (ii) any misrepresentation or breach of any warranty, covenant or agreement made or to be performed by Purchaser pursuant to this Agreement or any Related Document, and will reimburse each Itel Indemnitee for any legal or other expenses reasonably incurred by it in connection with investigating or defending such action or claim as such expenses are incurred. Each Itel Indemnitee shall be entitled to rely on the representations and warranties provided by Purchaser herein, without conducting any independent investigation of the matters covered thereby, and any independent investigation conducted by an Itel Indemnitee shall not affect or mitigate Purchaser's indemnification obligation hereunder.

     (c) Promptly upon learning thereof, any party entitled to indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any Loss which the Indemnitee has determined has given or could give rise to a claim for indemnification under
Section 9.2(a) or Section 9.2(b), as the case may be. Such notice (a "Notice of Claim") shall specify in reasonable detail, so far as the Indemnitee is able to do so, the nature and any particulars of any such claim giving rise to a right of indemnification (including the amount thereof, so far as the Indemnitee is able to do so). The delay or failure of the Indemnitee to give such notice shall not relieve the Indemnitor of any liability it may have hereunder to the Indemnitee except to the extent the Indemnitor is actually prejudiced thereby.

     (d) With respect to any claim, suit, action or proceeding (a "Claim") by a third party or any judgment in favor of a third party that could give rise to indemnification under this Section 9.2, the Indemnitor shall have the right (but not the obligation) to defend (in the name of the Indemnitee, if necessary), at its own expense with attorneys of its own selection (which attorneys shall be reasonably satisfactory to the Indemnitee), any such Claim, and the Indemnitee shall not settle any such Claim without the Indemnitor's written consent; provided, that if any Indemnitor is not defending such Claim within thirty (30) days after having been afforded the opportunity to so in accordance with this Section, then the Indemnitee shall have the right to reasonably defend the Claim in such manner as it may deem appropriate at the cost and expense of the Indemnitor, and the Indemnitor shall promptly reimburse the Indemnitee therefor in accordance with this Section 9.2, and the Indemnitor's consent to any proposed settlement shall not be unreasonably withheld. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this paragraph, the Indemnitee shall be permitted to participate in the defense of such Claim and to employ counsel at its own expense (subject to the right of the Indemnitor to control and direct such defense), in which case the Indemnitor shall not be liable to the Indemnitee for any legal expenses of such other counsel or any other expenses, in each case incurred by the Indemnitee, in connection with the defense thereof, other than reasonable costs of investigation undertaken at the request of the Indemnitor or counsel to the Indemnitor in connection with the defense of the claim. The Indemnitee shall make available (or ensure that any relevant affiliate makes available) to the Indemnitor or its representatives access to all personnel, records and other materials reasonably required by them for their use in connection with any Claim and shall cooperate with the Indemnitor in connection with all such Claims as reasonably required by the Indemnitor. If the Indemnitor does not assume the defense of any Claim, then any failure of the Indemnitee to defend shall not relieve the Indemnitor of its obligations hereunder; provided that the Indemnitee shall have given the Indemnitor notice of its intention not to defend and afford the Indemnitor the opportunity to assume the defense within such period as may be reasonable (taking into consideration when determining whether such period is reasonable, the time when notice was given to the Indemnitee by the Indemnitor that such Indemnitor did not intend to assume the defense thereof).

     (e) Notwithstanding any other provision of this Section, no Indemnitor shall settle any Claim without the consent of the Indemnitees if such settlement would (i) involve an admission by the Indemnitee of criminal liability or (ii) otherwise materially adversely affect the Indemnitee or its subsidiaries.

     (f) The Seller and the Purchaser agree that any payment made under this
Section 9.2 shall be deemed to be an adjustment to the purchase price and treated accordingly.

     (g) If the indemnification provided for in this Section 9.2 is unavailable to or insufficient to hold harmless an Indemnitee in respect of any Losses with respect to which such indemnification is applicable on its face, then each Indemnitor, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of and the relative benefits received by the parties hereto.

     (h) Notwithstanding any other provision of this Agreement to the contrary, neither the Seller nor Itel will have any liability with respect to the representations and warranties contained in Article III of this Agreement other than those in Sections 3.1, 3.2, 3.4 and 3.6(a) until the aggregate amount of Losses for which it would be liable (but for this clause) exceeds $2,500,000, and then only to the extent that such Losses exceed such amount.

     (i) Nothing in this Article IX shall limit the ability of either party to seek the enforcement of, or damages for the failure of the other party to perform under any provisions of, Section 2.1 or Article V of this Agreement.

     (j) It is the intent of the parties that each Purchaser Indemnitee and Itel Indemnitee, other than the parties hereto, shall be considered to be third party beneficiaries of the indemnification provided by this Section 9.2.

     9.3 Expenses. Except as otherwise specifically provided herein, each party hereto will bear, or cause to be borne, without liability to any other party, its costs and expenses in connection with the transactions contemplated hereby (whether or not consummated), including (without limitation) attorneys', consultants', brokers', accountants', finders' and financial advisors' fees and expenses and any other similar charges; provided, that Seller shall bear any sales, use, documentary, value added or transfer tax or assessment payable in connection with the transfer of the Shares and the Acquired Trust Interests to Purchaser pursuant to this Agreement.

     9.4 Amendments; Waivers. This Agreement may be amended, modified or supplemented, but only in writing signed by each of the parties hereto. No waiver of any provision hereof shall be effective unless in writing and signed by the party giving such waiver. No waiver with respect to any matter or event shall extend to other matters or events, whether or not similar to the matter or event waived.

     9.5 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service,
(b) on the date of transmission if sent by telex, facsimile or other wire transmission or (c) three business days after being deposited in the mail, certified or registered mail, postage prepaid:

          (a) If to Purchaser, addressed as follows:

           SCAP Associates L.L.C.
           885 Third Avenue, Suite 2400
           New York, New York 10022
           Attention: Douglas H. Wolf
           Facsimile No.: (212) 826-5617
           with a copy to:

           O'Melveny & Myers
           Citicorp Center
           54th Floor
           153 East 53rd Street
           New York, New York 10022-4611
           Attention: Perry A. Lerner
           Facsimile No.: (212) 326-2061

          (b) If to the Seller, addressed as follows:

           Itel Rail Holdings Corporation
           Two North Riverside Plaza
           Chicago, Illinois 60606
           Attention: James E. Knox
           Facsimile No.: (312) 902-1573

           with a copy to:

           Mayer, Brown & Platt
           190 South LaSalle Street
           Chicago, Illinois 60603
           Attention: Richard S. Millard
           Facsimile No.: (312) 701-7711

     9.6 Assignment; Successors.

          (a) This Agreement may not be assigned without the written consent of the other parties hereto.

          (b) No transfer shall be made of any Trust Interests by Purchaser or Signal Capital Holdings without requiring that the transferee (i) execute an agreement with Seller in the form of the Assumption Agreement for the period beginning with such transfer and to the extent of the transferee's interest in the Trust Interests, and (ii) agree to obtain a corresponding agreement from any subsequent transferee as a condition to any further transfer.

          (c) Notwithstanding Section 9.6(a) above, after the Closing Purchaser may assign its rights under this Agreement to any Permitted Assignee, provided, that (i) such Permitted Assignee executes and delivers to Seller an agreement in the form of the Assumption Agreement for the period beginning with such assignment and to the extent of the Permitted Assignee's interest in the Trust Interests and makes representations and warranties to Purchaser (which shall in turn assign them to Seller), with respect to such Permitted Assignee, to the same effect as those set forth in Sections 4.1, 4.2 and 4.4 through 4.6 hereof with respect to Purchaser, and (ii) following such assignment and after giving effect thereto, no event or condition shall have occurred and be continuing which constitutes, or which with the passing of time or the giving of notice, or both, would constitute, an Event of Default under any of the Related Documents.

          (d) Notwithstanding Section 9.6(a) above, after the Closing either or both of Seller and/or Itel may assign its rights under this Agreement to any person or entity, and any such assignment to an Eligible Assignee that assumes in writing the obligations of Itel and Seller under this Agreement shall operate to release Itel and Seller from all liability hereunder with respect to such obligations.

          (e) Subject to the foregoing, this Agreement (including the representations, warranties, covenants, agreements an indemnification obligations contained herein) shall be binding upon and inure to the benefit of the successors to the parties hereto.

     9.7 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any third party any remedy, claim, liability, reimbursement, cause of action or other right.

     9.8 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

     9.9 Entire Understanding. This Agreement and the Related Documents together set forth the entire understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties with respect to the subject matter hereof. To the extent that the provisions of any Related Document are inconsistent with the description thereof in this Agreement, and except as otherwise provided in any Related Documents, the terms of such Related Documents shall control. Notwithstanding anything to the contrary above, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of law.

     9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but which together shall constitute one and the same agreement.

     9.12 Captions. Section captions are for convenient reference only and shall not affect the construction or interpretation of this Agreement.

     9.13 Exclusivity. Until the first to occur of (a) the Closing or (b) the termination of this Agreement in accordance with Article VIII, Seller shall not sell, offer to sell, solicit an offer to purchase or accept any offer to purchase the Shares or the Acquired Trust Interests or any interest in the Partnership or the Trust or the property of the either of them, and Purchaser or its permitted assignee(s) shall have the sole and exclusive right, during the period described in this Section 9.13, to purchase the Shares and the Acquired Trust Interests on the terms and conditions set forth in this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first written above by their duly authorized representatives.

        Seller:                               ITEL RAIL HOLDINGS CORPORATION
                                              By:
                                              --------------------------------
                                                  Name:
                                                  Its:

        Itel:                                 ITEL CORPORATION
                                              By:
                                              --------------------------------
                                                  Name:
                                                  Its:

        Purchaser:                            SCAP ASSOCIATES L.L.C.
                                              By:
                                              --------------------------------
                                                  Name:
                                                  Its: